EXHIBIT 99.1

Dot VN Announces Vietnamese IDN Registrations Exceed 101,000

SAN DIEGO, CALIFORNIA – May 3, 2011, Dot VN, Inc., (http://www.DotVN.com) (OTC Trading Symbol: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today since its official launch 5 days ago on April 28, 2011, the Vietnamese Native Language Internationalized Domain Names (“Vietnamese IDN”) have exceeded 101,000 registrations.

The launch, hosted at VNNIC’s headquarters in Hanoi, Vietnam on April 28th, featured key note addresses from VNNIC, Key-Systems and Dot VN with additional guests from the government, local partners and resellers and the Vietnamese national media.

The Vietnamese IDN launch seems to be following the current trend in native language domain name adoption by non-English speaking countries. Recent native language IDN launches by other countries such as Russia have been well received with over 821,000 Russian IDNs registered since its launch in November of 2010.

“We are amazed with the response that we have seen to the Vietnamese IDNs,” said Dot VN CEO Thomas Johnson. “The number of registrations has far exceeded both VNNIC’s expectations and our own.  Based on the response we expect to accelerate our plans to capitalize on the wide spread adoption of the IDNs that we have seen over the past 5 days.”

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN.  The Company is the “exclusive online global domain name registrar for .VN (Vietnam) and the recently launched Vietnamese Native Language Internationalized Domain Names (IDNs).”  Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region.  Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam.  For more information, visit www.DotVN.com.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

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For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com, en.www.INFO.VN
Register your “.vn” domains at:  www.VN

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